UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒ Definitive Proxy Statement

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Ramaco Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Ramaco Resources, Inc.
Notice of Annual Meeting of Shareholders
to be held on June 23, 2022
and Proxy Statement

April 29, 2022

Dear Fellow Shareholders:

We are pleased to invite you to attend our annual shareholder meeting, which is scheduled to be held on June 23, 2022, at 1:30 p.m. Eastern Time. Due to the ongoing constraints and risk caused by the COVID-19 pandemic, the annual shareholder meeting will be completely virtual. You may attend the meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/METC2022. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card to enter the meeting. We recommend that you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts.

As explained in the enclosed Proxy Statement, at this year’s meeting you will be asked to vote for the election of three directors.

Your vote is very important to us – participate in the future of Ramaco Resources and exercise your shareholder right by voting your shares right away.

Only shareholders of record at the close of business on April 27, 2022, or their proxy holders, may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and Ramaco Resources’ guests. Only our shareholders or their valid proxy holders may address the meeting.

Please review the proxy card for the instructions on how you can vote your shares over the internet, by telephone or by mail. It is important that all Ramaco Resources’ shareholders, regardless of the number of shares owned, participate in the affairs of the Company.

Thank you for your continued interest in Ramaco Resources.

Sincerely,

Randall W. Atkins Chief Executive Officer and Chairman of the Board of Directors

2022 Proxy Statement

i

ii

250 West Main Street, Suite 1800

Lexington, Kentucky 40507

Notice of Annual Meeting of Shareholders

Dear Shareholders:

You are cordially invited to attend the 2022 Annual Meeting of Shareholders of Ramaco Resources, Inc. (herein referred to as the “Company,” “Ramaco Resources,” “us,” “our,” and “we”). This is your notice for the meeting. Due to the ongoing constraints and risk caused by the COVID-19 pandemic, the 2022 Annual Meeting of Shareholders will be conducted solely virtually, on the below date and time, via live audio webcast. You or your proxyholder may participate, vote, and examine our stocklist at the Annual Meeting by visiting www.virtualshareholdermeeting.com/METC2022 and using your 16-digit control number.

TIME AND DATE

1:30 p.m. Eastern Time on June 23, 2022 (“Annual Meeting”).

LOCATION

www.virtualshareholdermeeting.com/METC2022

ITEMS OF BUSINESS

●	To elect the three nominees named in the Proxy Statement as directors to hold office until the 2025 Annual Meeting of Shareholders; and
●	To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE

Shareholders of record at the close of business on April 27, 2022 are entitled to vote on the matters presented at the Annual Meeting.

PROXY VOTING

Our Board of Directors is soliciting proxies to be voted at the Annual Meeting of Shareholders. Each share entitles the holder to one vote. You may vote either by attending the virtual meeting online or by proxy. For specific voting information, please see “Frequently Asked Questions About Voting” beginning on page 1 of the Proxy Statement that follows. Whether or not you plan to attend the virtual meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet at http://www.proxyvote.com or by telephone, or, if you requested paper copies of the proxy materials, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the meeting regardless of whether you attend the virtual meeting.

In accordance with the Securities and Exchange Commission’s “notice and access” model, we are providing our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 to you online with paper copies available, free of charge, upon request. On or about April 29, 2022, we will begin mailing a Notice of Internet Availability of Proxy Materials detailing how to access the proxy materials electronically and how to submit your proxy via the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials and proxy card or voting instruction form, as applicable. We believe this process provides our shareholders with a convenient way to access the proxy materials and submit their proxies online, while allowing us to reduce our environmental impact as well as the costs of printing and distribution.

Sincerely, Randall W. Atkins Chief Executive Officer and Chairman of the Board of Directors

April 29, 2022

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholder Meeting to be Held on June 23, 2022:

The notice of Annual Meeting of Shareholders, Proxy Statement and 2021 Annual Report to
Shareholders are available electronically at www.proxyvote.com

2022 Proxy Statement

RAMACO RESOURCES, INC.
250 West Main Street, Suite 1800
Lexington, Kentucky 40507
(859) 244-7455

Proxy Statement

FREQUENTLY ASKED QUESTIONS ABOUT VOTING

Where is the Annual Meeting?

The Annual Meeting will be completely virtual. Shareholders can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/METC2022.

Why is the Annual Meeting a virtual meeting?

We have decided to hold our Annual Meeting virtually due to the ongoing constraints and risk caused by the COVID-19 pandemic, and we are sensitive to the public health and travel concerns of our shareholders and employees and the protocols that federal, state and local governments may impose. We believe that hosting a virtual meeting will enable greater shareholder attendance and participation from any location around the world.

On what am I voting?

Item Description	More Information	Board Recommendation	Broker non-votes	Abstentions	Votes required for approval
Item 1: Election of directors	Page 3	FOR each nominee	Do not count	Do not count	Plurality of votes cast

Who may vote?

Shareholders recorded in our stock register at the close of business on April 27, 2022 may vote at the meeting. As of that date, there were 44,273,388 shares of our common stock outstanding.

How many votes do I have?

You have one vote for each share of our common stock you owned as of the record date for the meeting.

How do I vote?

Our proxy materials are available to shareholders on the Internet and by mail. You may read, print and download our 2021 Annual Report on Form 10-K, Proxy Statement and proxy card at http://www.proxyvote.com. On an ongoing basis, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail. You may vote your shares by the Internet at http://www.proxyvote.com, by regular mail or by attending the virtual meeting. Each of these voting options is described in the Notice of Availability of Proxy Materials (the “Notice of Availability” or “Notice”) and the proxy card.

To ensure that your vote is counted at the meeting, regardless of whether you plan to attend the meeting virtually, you should vote by using the Internet voting option on your proxy card or mailing in your proxy card to Ramaco Resources’ address shown above. If you return an executed proxy card without marking your instructions, your executed proxy card will be voted in accordance with the recommendations of the board of directors (the “Board” or “Board of Directors”). If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted per your instructions.

What are the Board of Director’s recommendations?

The Board of Director’s recommendations are set forth together with the description of each item in this Proxy Statement. In summary, the Board of Directors and the Audit Committee recommend a vote as follows:

●	FOR the election of the three nominees named in this Proxy Statement as directors.

If any other matters properly come before the Annual Meeting, we will vote the shares in accordance with our best judgment and discretion.

What if I change my mind after I have voted?

You may revoke your proxy before it is voted by:

●	submitting a new proxy card with a later date;
●	attending the virtual Annual Meeting and following the voting instructions provided on the meeting website; or
●	giving written notice to the Corporate Secretary at Ramaco Resources’ address shown above.

Will my shares be voted if I do not provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. However, the proposal to elect directors is not considered routine. As a result, no broker may vote your shares on the proposal to elect directors without your specific instructions.

How do I attend the virtual meeting?

To attend and participate in the Annual Meeting, shareholders will need to access the live audio webcast of the meeting. To do so, shareholders of record will need to visit www.virtualshareholdermeeting.com/METC2022  and use their 16-digit Control Number provided in the Notice to log in to the website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We would encourage shareholders to log in to this website and access the webcast at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. We intend to offer the same participation opportunities as would be provided at an in-person meeting.

What constitutes a quorum?

To carry on the business of the meeting, we must have a quorum. This means at least a majority of the voting power of all of the outstanding shares of stock entitled to vote as of the record date must be represented at the meeting, either by proxy or by joining the virtual meeting. Shares of common stock owned by Ramaco Resources are not voted and do not count for this purpose.

Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes.

What vote is required to approve the proposal to elect directors?

Under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality of the votes cast at the meeting, so long as a quorum is present. This means that the directors who receive the most “for” votes are elected up to the maximum number of directors to be elected at a meeting at which a quorum is present. Abstentions and broker non-votes will not affect the outcome of the vote. The directors in the other classes will continue for the reminder of their respective terms. For additional information on the election of directors, see “Item 1: Election of Directors.”

Who conducts the proxy solicitation and how much will it cost?

Ramaco Resources is requesting your proxy for the annual shareholder meeting and will pay all the costs of requesting shareholder proxies. We can request proxies through the mail or by telephone, fax or Internet. We can use directors, officers and other employees of Ramaco Resources to request proxies. Directors, officers and other employees will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

ITEM 1: ELECTION OF DIRECTORS

Nominees for Directors

Effective April 13, 2022, the Board approved the implementation of a staggered board pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, consisting of three classes. The term of one class expires each year on the date of the annual meeting of shareholders or special meeting in lieu thereof, and any director subsequently appointed to fill a vacancy shall hold office for the remaining term of the director’s predecessor. As of the date of this proxy, each nominee for election currently serves as a director and, if elected, will serve for a term expiring on the date of the Annual Meeting of Shareholders in 2025 or the special meeting in lieu thereof.

If any nominee becomes unavailable for election, the Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority.

Listed below are the biographies of each director. The biographies include information regarding each individual’s service as a director of the Company, business experience, director positions at public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Pursuant to the Shareholders’ Agreement (as defined below), Yorktown (as defined below) is entitled to appoint three directors to the Board of Directors. The current Yorktown directors are Bryan H. Lawrence and Peter Leidel.

The three nominees for election at the Annual Meeting are listed below.

NOMINEES STANDING FOR ELECTION; TERM TO EXPIRE IN 2025

RANDALL W. ATKINS

Randall W. Atkins, age 69, has served as Chairman of our Board of Directors since August 2015, and as our Chief Executive Officer since January 2021. Mr. Atkins also served as our Chief Financial Officer from July 2018 to May 2019. Mr. Atkins has been involved in energy related investment and financing activities for over 35 years. He also has served as Chairman and Chief Executive Officer of Ramaco Coal, LLC from 2011 to present. Prior to the formation of Ramaco, Mr. Atkins was a banker at J.P. Morgan and had worked in various investment banking and private equity positions in the mining and energy fields. Mr. Atkins is the immediate past Chairman of the National Coal Council. He is also a Director of the National Mining Association (“NMA”). He began his career at Ashland Oil, Inc. Mr. Atkins holds a B.A. degree from Duke University and a J.D. degree from Washington & Lee University School of Law.

We believe that Mr. Atkins’s considerable financial and energy investment experience brings important and valuable skills to the Board of Directors and qualifies him to serve on our Board of Directors.

Non-Independent Director Nominee Chairman of the Board Committees: None

RICHARD M. WHITING

Richard M. Whiting, age 67, has served as a member of our Board of Directors since December 2016. Mr. Whiting most recently served as President of Kinder Morgan Resources LLC, and before that as President, Chief Executive Officer, and Director of Patriot Coal Corporation (“Patriot Coal”). Prior to the spin-off of Patriot Coal from Peabody Energy Corporation (“Peabody”), Mr. Whiting served in various positions at Peabody including Executive Vice President & Chief Marketing Officer, President & Chief Operating Officer and Director. Mr. Whiting has served as both a Director and on the Executive Committee of the NMA. He has also served as a Director of the National Coal Council and as a member of the Society of Mining Engineers Foundation Board of Trustees. Mr. Whiting holds a B.S. degree in Mining Engineering from West Virginia University.

We believe that Mr. Whiting’s business experience and leadership roles bring valuable strategic and analytical skills to the Board of Directors and qualify him for service.

Independent Director Nominee Committees: Audit Compensation Finance and Investment
E. FORREST JONES, JR.

E. Forrest Jones, Jr., age 71, has served as a member of our Board of Directors since January 2021. Mr. Jones is the owner and manager of Jones & Associates, a law firm in Charleston, West Virginia, which focuses upon all areas of corporate and business practice and specializes in corporate and regulatory matters relating to the coal industry. He received his license to practice law in 1977, and prior to starting Jones & Associates, was a Partner with Hall, Albertson and Jones, Attorneys at Law, from 1977 to 1988. Over the course of his career, Mr. Jones has served as General Field Counsel for Pickands Mather & Company, W-P Coal Company, Agipcoal USA, Inc. (formerly Enoxy Coal, Inc.), Agipcoal America Inc. and Costain Coal Inc. Mr. Jones received a B.A. in American History from the  University of Virginia, a B.S. in Business Administration from West Virginia University and a J.D. from West Virginia University. He is admitted to practice in the Circuit Courts and The Supreme Court of Appeals for the State of West Virginia, the U.S. District Court for the Southern District of West Virginia and the United States Court of Appeals for the Fourth Circuit.

We believe that Mr. Jones’ experience and background in the coal industry, combined with his experience in advising on various legal matters, qualifies him for service on our Board of Directors.

Non-Independent Director Nominee Committees: Environmental, Health and Safety Finance and Investment Technology

DIRECTORS NOT STANDING FOR ELECTION; TERM TO EXPIRE IN 2024

PETER LEIDEL

Peter Leidel, age 65, has served as a member of our Board of Directors since November 2019. Mr. Leidel is a founder and partner of Yorktown Partners. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc. where Mr. Leidel was a partner in the venture capital group and invested in a variety of private companies with a particular focus on energy investments until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Leidel’s focus is on energy companies in a variety of different industries. He was previously in corporate treasury positions at Mobil Corporation and worked for KPMG Peat Marwick and the U.S. Patent and Trademark Office. Mr. Leidel is a director of University of Wisconsin Foundation and the American Spectator Foundation, as well as several private energy companies. He served as an adjunct faculty member at the University of Pennsylvania’s School of Business, where he taught financial and managerial accounting. Mr. Leidel became a Certified Public Accountant in 1979. He received his B.B.A. with Honors from the University of Wisconsin and M.B.A. from the Wharton School at the University of Pennsylvania.

We believe that Mr. Leidel’s extensive experience in private equity and extensive leadership experience qualifies him to serve on our Board of Directors.

Non-Independent Director Committees: None
C. LYNCH CHRISTIAN, III

C. Lynch Christian, III, age 70, has served as a member of our Board of Directors since June 2019. Mr. Christian has been involved in coal mining and coal land leasing and management since 1980 as an officer and director of Imperial Colliery Company and Milburn Colliery Company. Among other energy related businesses, Mr. Christian has experience as an officer and director of companies providing mining and hydraulic equipment, material crushing and handling equipment, conveyor design and installation and crane and rigging services. Prior to commencing work in the coal industry, Mr. Christian practiced energy law with the firm of Jackson Kelly PLLC in Charleston, West Virginia. Mr. Christian is a graduate of the University of North Carolina and Washington & Lee University School of Law.

We believe that Mr. Christian’s management experience and lengthy career in the Appalachian coal industry qualifies him for service on our Board of Directors.

Independent Director Committees: Audit Environmental, Health and Safety Nominating and Corporate Governance Technology

AURELIA SKIPWITH GIACOMETTO

Aurelia Skipwith Giacometto, age 41, has served as a member of our Board of Directors since January 2022. Ms. Giacometto has a wide background as an experienced government administrator at the federal level, an attorney, a scientist, and a businesswoman. She served as Director of the United States Fish and Wildlife Service until earlier this year. Most recently, she has been the General Counsel of AVC Global, an international logistics company that operates using blockchain technology. She co-founded the company in 2016. She began her career at Monsanto in research. She later served in both legal and research positions at the United States Department of Agriculture and as an intellectual property consultant to the United States Agency for International Development. She has also worked in legal and regulatory divisions of Alltech, a global leader in the animal feed industry. Ms. Giacometto received her Bachelor of Science in biology from Howard University, a Master’s of Science in molecular genetics from Purdue University and a Juris Doctor degree from the University of Kentucky.

We believe that Ms. Giacometto’s government experience and leadership roles bring valuable strategic and analytical skills to the Board of Directors and qualify her for service.

Independent Director Committees: Environmental, Health and Safety Nominating and Corporate Governance Technology

DIRECTORS NOT STANDING FOR ELECTION; TERM TO EXPIRE IN 2023

BRYAN H. LAWRENCE

Bryan H. Lawrence, age 79, has served as a member of our Board of Directors since December 2016. Mr. Lawrence is a founder and senior manager of Yorktown Partners LLC (“Yorktown Partners”), which manages the Yorktown group private equity partnerships with approximately $5.0 billion of capital under management that invest in the energy industry. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc. where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of publicly traded Hallador Energy Company, Riley Exploration Permian, Inc. and Star Group, L.P. and certain nonpublic companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

We believe that Mr. Lawrence’s wealth of industry-specific transactional skills and experience qualifies him to serve on our Board of Directors.

Non-Independent Director Committees: None

DAVID E.K. FRISCHKORN, JR.

David E.K. Frischkorn, Jr., age 71, has served as a member of our Board of Directors since January 2021. Mr. Frischkorn is an investment banker with more than 40 years of energy industry experience. Previously, Mr. Frischkorn was Managing Director, Corporate Finance at Seaport Global Holdings LLC, an investment bank, from November 2011 to December 2017. Mr. Frischkorn also served as Vice Chairman-Corporate Finance of Dahlman Rose & Company LLC, a New York-based investment bank, from September 2004 to September 2011, and as Managing Director of the Energy Group of Jefferies & Co., an investment bank, from August 1996 to February 2003. Mr. Frischkorn holds an M.B.A. in Finance and Accounting from Columbia Business School and a B.A. in Economics and German from Tufts University.

We believe that Mr. Frischkorn’s extensive experience in the energy industry brings valuable strategic and analytical skills to the Board of Directors and qualifies him for service on our Board of Directors.

Independent Director Committees: Audit Compensation Finance and Investment Technology
PATRICK C. GRANEY, III

Patrick C. Graney, III, age 68, has served as a member of our Board of Directors since December 2016. Mr. Graney is currently a private investor. Previously, Mr. Graney founded and served as Chairman of the One Stop Convenience Store chain and was the President and CEO of Petroleum Products, Inc., a motor fuel and lubricant distribution company in West Virginia. Mr. Graney was elected to the Board of Truist Financial Corp., a public bank, in October 2018, where he continues to serve. He also serves on the boards of the University of Charleston, the West Virginia Chamber of Commerce and several privately held companies in which he is an investor with operations in the West Virginia area. He was previously a Class B Director representing West Virginia to the Richmond Federal Reserve. Mr. Graney received a B.A. degree from the University of Virginia, and an M.B.A. from the Colgate Darden School at the University of Virginia.

We believe that Mr. Graney’s extensive leadership and financial experience brings valuable strategic and managerial skills to the Board of Directors and qualifies him to serve on our Board of Directors.

Independent Director Committees: Compensation Finance and Investment Nominating and Corporate Governance

The Board of Directors recommends a vote FOR the election of each of three identified nominees standing for election as directors.

CORPORATE GOVERNANCE

Criteria for Director Nominations

The Nominating and Corporate Governance Committee is responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our shareholders. In assessing the qualifications of candidates for nomination as director, in addition to qualifications set forth in our Bylaws and Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee also considers whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board of Directors’ ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board of Directors to fulfill their duties.

The Nominating and Corporate Governance Committee reviews the overall composition of the Board, including the skills represented by incumbent directors, and the need for Board refreshment or expansion. The Nominating and Corporate Governance Committee and the Board also consider the diversity of the Board and believes that a diverse membership enhances the Board’s deliberations and promotes inclusiveness. The Nominating and Corporate Governance Committee has identified the following areas of expertise that are particularly relevant to service on the Board:

●	Governance/Board — Prior or current experience as a board member of a major organization (private, public or non-profit).
●	Finance and Accounting — Senior executive-level experience or membership on a board audit committee with an extensive understanding of finance and accounting matters such as capital markets, corporate finance, M&A, financial accounting and reporting, auditing, Sarbanes-Oxley compliance and internal controls.
●	Industry — Extensive knowledge and experience in the coal and steel industries.

Although the Board is willing to consider candidates recommended by our shareholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our shareholders. The Board believes that a formal policy is not necessary or appropriate because the current Board already has a diversity of business background and industry experience. Our Board will consider director candidates recommended by shareholders who are highly qualified in terms of business experience and both willing and expressly interested in serving on the Board. Shareholders recommending candidates for consideration should send their recommendations to us at our principal executive offices (Ramaco Resources, Inc., 250 West Main Street, Suite 1800, Lexington, Kentucky 40507) in accordance with the procedures described in our Bylaws. Unless the Board determines otherwise, the 2023 Annual Meeting of Shareholders will be held on or about June 23, 2023. The Board will therefore consider recommendations for the 2023 Annual Meeting of Shareholders if they are received on or after the close of business on February 23, 2023, but no later than the close of business on March 25, 2023.

Board Diversity

The Board recognizes that its success hinges on its ability to meet a broad spectrum of challenges, and successfully navigating these challenges demands not only a diverse set of perspectives, backgrounds, and skills, but strong communication and collaboration among the whole Board. To that end, the Board’s composition and culture is crucial. Our goal is a balanced and diverse board, with members who bring a diversity of skills, expertise, experiences, perspectives, tenures and personal characteristics, including with regard to race, gender, age, and ethnicity. We are also committed to a balanced approach to director tenure, allowing the Board to benefit from the knowledge and experience of longer-serving directors as well as fresh perspectives from newer directors.

In compliance with NASDAQ Rule 5605(f), we are providing the matrix table below which illustrates our current board level diversity statistics.  NASDAQ Rule 5605(f) requires companies to have at least two diverse board members by the later of (i) August 6, 2025 or (ii) the filing date of the proxy statement for the company’s 2025 annual meeting. This table provides certain highlights of the composition of our Board members as of April 29, 2022. Each of the categories listed in the table below reflects the meanings in NASDAQ Rule 5605(f).

Board Diversity Matrix (as of April 29, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	8	-	-
Part II: Demographic Background
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	-	8	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Director Independence

Our Board is composed of a majority of independent directors in accordance with the NASDAQ Global Select Market (“NASDAQ”) listing requirements. All members of our Board, except Messrs. Atkins, Leidel, Lawrence, and Jones have been determined by the Board to be independent. In making this determination, the Board has affirmed that each of the independent directors meets the objective requirements for independence set forth by the NASDAQ listing requirements. The Board affirmatively determined that Messrs. Christian, Frischkorn, Graney and Whiting and Ms. Giacometto are independent within the NASDAQ listing requirements. In addition, the Board affirmatively determined that Messrs. Christian, Frischkorn and Whiting are independent under the additional standards for audit committee membership and Messrs. Whiting, Graney and Frischkorn are independent under the additional standards for compensation committee membership, in each instance under rules of the Securities and Exchange Commission (the “SEC”).

The independence standards included in the NASDAQ listing requirements specify the criteria by which the independence of our directors is determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company, its management or its independent registered public accounting firm.

Code of Conduct and Financial Code of Ethics

Our Code of Conduct and Financial Code of Ethics provide general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf.

The Code of Conduct and Financial Code of Ethics are available on our Internet website, www.ramacoresources.com.

We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct or Financial Code of Ethics to the extent applicable to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Conflicts of Interest and Related-Party Transactions

The Audit Committee will address and resolve any issues with respect to related-party transactions and conflicts of interest involving our senior officers, directors or other “related persons” under Item 404(a) of the SEC’s Regulation S-K and in accordance with our Related Persons Transactions Policy.

Our Code of Conduct provides that all directors, officers and other employees should avoid actual conflicts of interest as well as potential conflicts of interest, and our Financial Code of Ethics, applicable to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers, similarly obligates those employees to handle actual or apparent conflicts of interest between personal and professional relationships in an ethical manner. Any questionable situation is required to be disclosed to an employee’s direct supervisor or the Chief Compliance Officer, which is currently our General Counsel.

Pursuant to our Code of Conduct and our Related Persons Transactions Policy, the Board has delegated to the Audit Committee the responsibility for reviewing and resolving any issues with respect to related-party transactions and conflicts of interests involving senior officers or directors of the Company or other related persons under the applicable rules of the SEC. Our Code of Conduct requires that (i) each director and officer shall promptly disclose to the Chief Compliance Officer any potential conflicts of interest he (or a member of such person’s immediate family) may have with respect to any matter involving the Company and, if appropriate, recuse himself from any discussions or decisions on any of these matters, and (ii) the Chief Compliance Officer shall promptly advise the Audit Committee and the Chief Executive Officer of any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself from any discussions or decisions on any of these matters.

In accordance with our Related Persons Transactions Policy, in determining whether to approve or ratify a related-party transaction, the Committee will take into account, among other factors it deems appropriate: (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the benefits to the Company and the related person, (3) the extent of the related person’s interest in the transaction, (4) the nature of the interest of the related person and (5) whether the transaction may involve a conflict of interest.

Policy with Respect to Hedging Transactions

We have not adopted any practice or policy regarding the ability of our employees (including officers) or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. As such, our employees, officer, directors or their designees are generally permitted to engage in these transactions.

Board Leadership

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as our Board believes it is in our best interests to make that determination based on our position and direction and membership of the Board. Randall W. Atkins, our Chief Executive Officer, serves as the Chairman of the Board. Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in current circumstances, the Chairman and Chief Executive Officer roles were separate from 2017 through 2020.

Our Board structure includes strong oversight by independent directors. Mr. Atkins is the only member from our management who serves on the Board and a majority of our other directors are independent. Where required by NASDAQ rules, the Board’s committees are chaired by an independent director and, likewise, in cases where required by NASDAQ rules, all committee members are independent.

The Board’s Role in Risk Oversight

The Board of Directors is actively involved in the oversight of risks that could impact Ramaco Resources, and risk oversight is the responsibility of the full Board. The Board has ultimate oversight responsibility for the Company’s system of enterprise risk management.

Throughout the year, the full Board (or the appropriate committee in the case of risks in areas for which responsibility has been delegated to a particular committee) participates in reviews with management of the Company’s risk management process, the major risks facing the Company and steps taken to mitigate those risks. The Board reviews include litigation and other legal matters, regulatory developments, budget and policy, and industry and economic developments. In addition, existing committees help the Board carry out its responsibility for risk oversight by focusing on specific key areas of risk:

●	the Audit Committee oversees the management of financial risks;
●	the Compensation Committee oversees the management of risks relating to our employee compensation plans and arrangements;
●	the Nominating and Corporate Governance Committee oversees the management of risks relating to policies and practices in areas of corporate governance;
●	the Environmental, Health and Safety Committee oversees the management of risks relating to our environmental, health and safety policies, programs and initiatives;
●	the Finance and Investment Committee oversees the management of risks relating to our capital assets and financing strategy; and
●	the Technology Committee oversees the management of risks relating to our technology development, transactions, programs and strategy.

Director Attendance

Last year, the Board met five times, and the standing committees met a total of 18 times. Each director attended more than 75% of the meetings (in person or by telephone) of the Board of Directors and each of the committees on which he or she served in 2021.  Board members are invited and generally expected to attend our annual meeting of shareholders, and all of our directors attended the 2021 annual meeting of shareholders.

Board Organization and Committees

The Board oversees the management of the Company’s business and affairs. The Board appoints committees to help carry out its duties. The Board previously established four committees to assist the Board in performing its functions: the Audit Committee, the Compensation Committee, the Environmental, Health and Safety Committee and the Nominating and Corporate Governance Committee. In addition, in September 2021, the Board established a new committee, the Finance and Investment Committee, and in April 2022, the Board established the Technology Committee. Messrs. Randall W. Atkins, Bryan H. Lawrence and Peter Leidel do not currently serve on any standing committees. The following table sets forth the standing committees of the

Board and their members as of the date of this Proxy Statement, as well as the number of meetings each committee held during 2021:

Director	Audit Committee	Compensation Committee	Environmental, Health and Safety Committee	Nominating and Corporate Governance Committee	Finance and Investment Committee	Technology Committee
C. Lynch Christian, III	X		X	X*		X
David E. K. Frischkorn, Jr.	X	X			X*	X
Aurelia Skipwith Giacometto			X	X		X*
Patrick C. Graney, III		X*		X	X
E. Forrest Jones, Jr.			X*		X	X
Richard M. Whiting	X*	X			X
Number of Meetings Held in 2021	6	3	4	2	3	0†

*Denotes Chairperson.

† Formed in 2022.

AUDIT COMMITTEE

The primary responsibilities of the Audit Committee are to assist the Board in fulfilling its oversight responsibility for:

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the integrity of the financial reports and other financial information provided by us to the public or any governmental body;
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our compliance with legal and regulatory requirements;
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our systems of internal controls over financial reporting;
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the qualifications and independence of our independent auditors;
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our auditing, accounting and financial reporting processes generally; and
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the performance of such other functions as the Board may assign from time to time.

The Audit Committee has sole responsibility to appoint and, where appropriate, replace our independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report is on page 31.

The Board of Directors has determined that Mr. Whiting is an audit committee financial expert within the meaning of the regulations of the SEC, and that each member of the Audit Committee is independent for purposes of serving on such committee under the NASDAQ listing standards and applicable federal law.

COMPENSATION COMMITTEE

The primary responsibilities of the Compensation Committee are to assist the Board in fulfilling its oversight responsibility for:

•

our executive and director compensation; and

•

the administration of our stock incentive plans.

Each of the members of our Compensation Committee is an independent director under the NASDAQ listing standard, qualifies as an “outside director” in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and is a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

In February 2021, the Board created the Nominating and Corporate Governance Committee. The primary responsibility of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its oversight responsibility for:

•

identifying individuals qualified to become directors consistent with criteria approved by the Board and recommending to the Board the qualified candidates for directorships to be filled;

•

the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and

•

developing and recommending to the Board a set of corporate governance guidelines and principles.

Each of the members of our Nominating and Corporate Governance Committee is an independent director under the NASDAQ listing standards.

ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE

The primary responsibilities of the Environmental, Health and Safety Committee are to assist the Board in fulfilling its oversight responsibility for our environmental, health and safety policies, programs and initiatives.

FINANCE AND INVESTMENT COMMITTEE

The primary responsibilities of the Finance and Investment Committee are to assist the Board in fulfilling and discharging its responsibilities relating to the oversight of our capital assets and financing strategy.

TECHNOLOGY COMMITTEE

In April 2022, the Board created the Technology Committee. The primary responsibility of the Technology Committee is to assist the Board in fulfilling its oversight responsibility for proposed transactions and intellectual property rights in each case as it relates to coal technologies (and processes covering coal technologies), development of technologies derived from coal and alternative uses for coal.

Executive Sessions of the Board

The size of the Board and the relationship between management and non-employee directors put each director in a position to influence agendas, flow of information, and other matters. On occasion, the Board will hold separate meetings for independent directors without management present. These meetings generally will be held in conjunction with regularly scheduled meetings and at other times as requested by an independent director.

Determining Executive and Director Compensation

The Compensation Committee of the Board is responsible for determining executive and director compensation. For executive officers other than the Chief Executive Officer, the Compensation Committee receives and reviews reports and recommendations from the Chief Executive Officer regarding the performance and recommended compensation of the other executive officers of the Company, and the Compensation Committee recommends to the Board the annual compensation, including salary, bonus, incentive and equity compensation, for such officers. The Chief Executive Officer may be present during Compensation Committee discussions evaluating and setting the compensation levels of the Company’s executive officers other than for the Chief Executive Officer but may not vote on such deliberations.

In 2021, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant within the meaning of the rules of the SEC and NASDAQ. Meridian was engaged by the Compensation Committee pursuant to the authority delegated under its charter and serves at the direction of the Compensation Committee. At the request of the Compensation Committee, Meridian provided an assessment of the competitiveness of our executive compensation program and independent director compensation as compared with our competitors, and our Compensation Committee used this assessment as one of several factors in approving target levels of compensation for each executive officer and independent director.

Compensation Committee Interlocks and Insider Participation

During 2021, Mr. Atkins served on the board of directors or compensation committee of a company that had an executive officer that served on our Board of Directors. Further, Mr. Atkins, who was also a member of our Board of Directors in 2021, was an executive officer of a company in which one of our executive officers served as a member of the board of directors or compensation committee of that company.

Mr. Atkins served as an executive officer and on the board of directors of Ramaco Coal, LLC. For additional information please see “Related Party Transactions—Historical Transactions with Affiliates.”

Shareholder Communications with Directors

Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this Proxy Statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Website Availability of Documents

Ramaco Resources’ Annual Report on Form 10-K, the charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Environmental, Health and Safety Committee, Finance and Investment Committee, and Technology Committee, the Code of Conduct and Financial Code of Ethics can be found on our website at www.ramacoresources.com. Unless specifically stated herein, documents and information on our website are not incorporated by reference in this Proxy Statement.

RELATED PARTY TRANSACTIONS

Shareholders’ Agreement

In connection with our initial public offering, we entered into a shareholders’ agreement (the “Shareholders’ Agreement”) with Yorktown Energy Partners IX, L.P. (“Yorktown IX”), Yorktown Energy Partners X, L.P., and Yorktown Energy Partners XI, L.P. (collectively, “Yorktown”), Energy Capital Partners Mezzanine Opportunities Fund, LP, Energy Capital Partners Mezzanine Opportunities Fund A, LP and ECP Mezzanine B (Ramaco IP), LP (collectively, “ECP”), Randall Atkins and Michael Bauersachs. Summaries of certain material terms of the Shareholders’ Agreement are set forth below.

Among other things, the Shareholders’ Agreement provided Yorktown and ECP with the right to designate a number of nominees (each Yorktown nominee, a “Yorktown Director” and each ECP nominee, an “ECP Director”) to our board of directors such that:

●	up to 5 directors of the Board are Yorktown Directors for so long as Yorktown and its affiliates collectively beneficially own at least 50% of the outstanding shares of our common stock;
●	up to 3 directors of the Board are Yorktown Directors for so long as Yorktown and its affiliates collectively beneficially own less than 50% but at least 25% of the outstanding shares of our common stock;
●	up to 2 directors of the Board are Yorktown Directors for so long as Yorktown and its affiliates collectively beneficially own less than 25% but at least 10% of the outstanding shares of our common stock;
●	up to 1 director of the Board is a Yorktown Director for so long as Yorktown and its affiliates collectively beneficially own less than 10% but at least 5% of the outstanding shares of our common stock;
●	once Yorktown and its affiliates collectively own less than 5% of our common stock, Yorktown will not have any board designation rights;
●	up to 2 directors of the Board are ECP Directors for so long as ECP and its affiliates collectively beneficially own at least 10% of the outstanding shares of our common stock;
●	up to 1 director of the Board is a ECP Director for so long as ECP and its affiliates collectively beneficially own less than 10% but at least 5% of the outstanding shares of our common stock; and
●	once ECP and its affiliates collectively own less than 5% of our common stock, ECP will not have any board designation rights.

The designation rights of Yorktown and ECP are exercisable at the option of each of Yorktown and ECP and each of Yorktown and ECP may designate a number of directors to serve on our board of directors that is less than the number shown above (or none at all). The designation rights of ECP and Yorktown will terminate automatically as to each of Yorktown and ECP upon the later of (i) the time at which Yorktown or ECP, as applicable, no longer has the right to designate an individual for nomination to our Board of Directors under the Shareholders’ Agreement, and (ii) the time at which Yorktown and ECP cease to hold in aggregate at least 50% of the outstanding shares of our common stock. Additionally, the designation rights of Yorktown will terminate automatically upon Yorktown providing written notice to ECP and the Company.

As disclosed in the Stock Ownership table below, Yorktown owned 38.15% of Ramaco Resources’ common stock as of April 25, 2022. On March 22, 2022, ECP distributed 5,517,587 shares of Ramaco Resources’ common stock to its partners, who in turn distributed such shares of common stock to their respective partners and members (the “Distribution”). As a result of the Distribution, ECP owns less than 1% of Ramaco Resources’

common stock. Thus, the designation rights of Yorktown and ECP have been terminated, as they no longer hold in aggregate at least 50% of the outstanding shares of our common stock.

Historical Transactions with Affiliates

Ramaco Coal, LLC

Ramaco Coal, LLC and its subsidiaries lease or sublease numerous properties to our subsidiaries. We believe these agreements are on terms which would be obtained on an arm’s length basis for similar transactions. Other than Knox Creek, those properties constitute most of the land we currently control in connection with our business operations. The terms and conditions of those agreements are summarized below.

Yorktown IX and Randall Atkins are owners of Ramaco Coal, LLC. As of December 31, 2021, Mr. Atkins held an 11% ownership interest in Ramaco Coal, LLC, and served as its Executive Chairman and Chief Executive Officer.

Ramaco Coal Acquisition

We announced in February 2022 that we reached an agreement in principle for our subsidiary, Ramaco Development, LLC, to acquire (the "Acquisition") 100% of the equity interests of Ramaco Coal, LLC ("Ramaco Coal"), an entity owned by an investment fund managed by Yorktown Partners and certain members of the Company's management. The consideration for the Acquisition will consist of (i) an initial payment of $10 million due at closing and (ii) an aggregate deferred purchase price of $55 million, consisting of (A) $15 million, to be paid during the remainder of 2022, and (B) $40 million, to be paid during 2023 in $10 million ratable quarterly installments. The Special Committee of Independent Directors (the "Special Committee") of the Board of Directors negotiated and approved the Acquisition, which is subject to customary closing conditions, including obtaining certain consents.  We believe the closing conditions will be satisfied and the Acquisition consummated and closed in the second quarter of 2022.

Given certain common ownership between Ramaco Coal, LLC and the Company and the complex contractual obligations under the following documents, conflicts could arise among or between Ramaco Coal, LLC, Yorktown, Mr. Atkins and the Company. In addition, whether or not the Acquisition is consummated, a conflict may arise which could adversely affect the interests of our shareholders, including, without limitation, conflicts involving compliance with payment and performance obligations under existing leases, and negotiation of the terms of and performance under additional leases we may enter into with Ramaco Coal, LLC or its subsidiaries or other affiliates in the future.

Elk Creek

By lease dated August 20, 2015, RAMACO Central Appalachia, LLC (“RCA”) leased to RAMACO Resources, LLC (“Resources”) some, but not all, of its coal and surface interests owned in fee in and around the Elk Creek property. The initial term of this lease is 12 years and expires on August 20, 2027; provided, however, the initial term of this lease shall be automatically extended for ten years from the date when Resources pays to RCA its first payment of minimum monthly royalty (which is specified below). In any event, this lease may be renewed until exhaustion of all mineable and merchantable coal from the premises. Resources is obligated to pay RCA (i) the greater of $2.50, or seven percent (7.0%) of the gross selling price, for each ton of coal mined and sold from the leased premises by the underground mining method, (ii) the greater of $3.00, or eight percent (8.0%) of the gross selling price, for each ton of coal mined and sold from the leased premises by the surface or strip mining method, and (iii) the greater of $3.50, or nine percent (9.0%) of the gross selling price, for each ton of coal mined and sold from the leased premises by the highwall or auger mining method (in each case, the “Production Royalty”). In addition to the Production Royalty, Resources is obligated to pay RCA certain minimum royalty payments (in each case, the “Minimum Royalty”). Each month, Resources shall pay to RCA $41,667 as minimum royalty until Resources has paid 24 of such minimum royalty payments and, thereafter, shall pay $166,667 as minimum royalty. Minimum monthly royalty payments are fully recoupable from Production Royalty payments. Further, Resources paid or shall pay Baisden Vaughan, Inc. (“Baisden

Vaughan”) (i) $200,000 on or before September 11, 2016, September 11, 2017, September 11, 2018, and September 11, 2019, respectively (collectively, the “Annual Baisden-Vaughan Payments”), and (ii) after Resources has mined and sold more than 700,000 tons of coal on, in, or under the real property (the “Base Tonnage”) conveyed by that certain Special Warranty Deed, dated September 11, 2013 by and between Baisden Vaughan and RCA (the “Baisden-Vaughan Tract”), an overriding royalty equal to one percent (1.0%) of the gross selling price for each ton of coal mined and sold from the Baisden-Vaughan Tract in excess of the Base Tonnage until Resources has mined 1,400,000 tons of coal on, in, or under the Baisden-Vaughan Tract (the “Threshold Tonnage”) and, thereafter, an overriding royalty equal to one and one half percent (1.5%) of the gross selling price for each ton of coal mined and sold from the Baisden Vaughan Tract in excess of the Threshold Tonnage (collectively, “Baisden-Vaughan Overriding Royalty Payments”). Resources may deduct such Baisden-Vaughan Overriding Royalty Payments from the Production Royalty, and credit such Annual Baisden-Vaughan Payments against the Minimum Royalty.

By a surface rights lease dated August 20, 2015, RCA leased to the Company surface interests in and around the Elk Creek property for construction and maintenance of a coal preparation plant, impoundments and related preparation facilities. RCA also grants the Company the non-exclusive right to use roads located on the premises. The initial term of this lease is 12 years and expires on August 20, 2027; provided, however, the initial term of this lease shall be automatically extended for ten years from the date when the Company pays to RCA its first payment of Base Rent (which is specified below). In any event, this lease may be renewed until exhaustion of all mineable and merchantable coal from the premises and all surrounding properties that can be mined in connection with the premises. The Company is obligated to pay RCA certain throughput payments (the “Base Throughput Payments”) of one half of one percent (0.5%) per ton of coal mined and sold from properties other than the Elk Creek property. The Company is also obligated to pay RCA certain supplemental throughput payments (the “Supplemental Throughput Payments” and, together with the Base Throughput Payments, the “Aggregate Throughput Payments”) on a portion of the Elk Creek property (the “Supplemental Throughput Lands”) equal to the following: (i) for each ton of coal mined in, on, or under the Supplemental Throughput Lands from the Lower Cedar Grove “A” seam of coal and all seams above the Lower Cedar Grove “A” seam of coal, (A) by underground mining methods, the greater of $0.25, or two and one half of one percent (2.5%) of the gross selling price, (B) by surface mining methods, the greater of $0.50, or three and one half of one percent (3.5%) of the gross selling price, or (C) by highwall or auger mining methods, the greater of $1.25, or four and one half of one percent (4.5%) of the gross selling price, and (ii) for each ton of coal mined on, in, or under the Supplemental Throughput Lands from all seams of coal below the Lower Cedar Grove “A” seam of coal, (A) by underground mining methods, the greater of $0.25, or one and one half of one percent (1.5%) of gross selling price, (B) by surface mining methods, the greater of $0.25, or two and one half of one percent (2.5%) of the gross selling price, or (C) by highwall or auger mining methods, the greater of $0.75, or three and one half of one percent (3.5%) of gross selling price. In addition to the Aggregate Throughput Payments, the Company is obligated to pay certain Base Rent payments to RCA. Each month, the Company shall pay to RCA $41,667 as Base Rent until the Company has paid 24 of such Base Rent payments and, thereafter, shall pay $83,333 as Base Rent for each month. Base Rent payments are fully recoupable from the Aggregate Throughput Payments, except for the first $50,000 in Base Rent payments made by the Company which are not recoupable from the Aggregate Throughput Payments in any way whatsoever.

By a sublease dated August 19, 2015, RCA subleased to the Company all of its rights under two leases with WPP LLC, the “Ritter Lease” and the “CSX Minerals Lease.” The initial term of the sublease is five years and may be renewed in five-year increments until exhaustion of the mineable and merchantable coal located on the subleasehold premises. To the extent that this sublease applies to the CSX Minerals Lease premises, the Company shall pay (i) a tonnage royalty equal to (A) the greater of $2.25, or four and one half of one percent (4.5%) of the gross selling price, for each ton of coal mined from the Lower Cedar Grove “A” seam and all seams above the Lower Cedar Grove “A” seam, and (B) the greater of $2.75, or five and one half of one percent (5.5%) of the gross selling price, for each ton of coal mined from all seams below the Lower Cedar Grove “A” seam; (ii) a wheelage fee for all coal mined from lands not owned and controlled by Lessor as of April 1, 2012 equal to (A) the greater of $0.25, or 0.375% of the gross selling price, for each such ton of coal, or (B) the greater of $0.25, or 0.5% of the gross selling price, for each such ton of coal; and (iii)(A) a minimum royalty in advance, for each lease year through the lease year ending on March 30, 2017, equal to $50,000, and (B) for each lease year thereafter, a minimum royalty in advance equal to $75,000. Advance minimum royalties paid under this sublease that pertain to the CSX Minerals Lease may be recouped against future tonnage royalties paid pertaining to that lease during the next 5 lease years. To the extent that this sublease applies to the Ritter Lease premises, the Company shall pay (i) a tonnage royalty equal to (A) the greater of $2.25, or four and one half of one percent (4.5%) of the gross selling price, for each ton of coal mined from the Lower Cedar Grove “A” seam and all seams above the Lower Cedar Grove “A” seam, and (B) the greater of $2.75, or five and one half of one percent (5.5%) of the gross selling price, for each ton of coal mined from all seams below the Lower Cedar Grove “A” seam; (ii) a wheelage fee for all coal mined from lands not owned and controlled by Lessor as of April 1, 2012 equal to (A) the greater of $0.25, or 0.375% of the gross selling price, for each such ton of coal, or (B) the greater of $0.25, or 0.5% of the gross selling price, for each such ton of coal; and (iii)(A) a minimum royalty in advance, for each lease year through the lease year ending on December 31, 2017, equal to $30,000 and (B) for each lease year thereafter, a minimum royalty in advance equal to $50,000. Advance minimum royalties paid under this sublease that pertain to the Ritter Lease may be recouped against future tonnage royalties paid pertaining to that lease during the next five lease years.

By sublease dated September 21, 2021, Ramaco Royalty Company, LLC (“Ramaco Royalty”), successor by name change to RCA, subleased to the Company the right to mine and remove the seams of coal contained in two base leases with the Cook Heirs (the “Cook Leases”).  The initial term of the sublease is five years and shall be automatically extended for additional terms of five years each until exhaustion of the mineable and merchantable coal that is the subject of the Cook Leases.  The Company shall pay all royalties and rentals due under the terms of the Cook Leases to the Cook Lessors (annual minimum royalty of $500 payable quarterly, production royalty of the greater of $0.18 per ton of 3.5% of the gross selling price (“GSP”) per ton).  The Company shall also pay an overriding tonnage royalty to Ramaco Royalty of 2% of the GSP per ton, as defined in the Cook Leases, and a minimum annual royalty of $500 which may be recouped against the overriding royalty.

By sublease dated August 21, 2021, Ramaco Royalty subleased to the Company the right to mine and remove the seams of coal contained in a lease between Ramaco Royalty and Savanah 605, LLC and Ridgewood 250, LLC (“Base Lease”).  The initial term of the sublease is five years and shall be automatically extended for additional terms of five years each until exhaustion of the mineable and merchantable coal that is the subject of the Base Lease.  The Company shall pay all royalties and rentals due under the terms of the Base Lease to the Base Lessor (annual minimum of $25,000 and a production royalty equal to 5% of GSP per ton).  The Company shall pay Ramaco Royalty, in arrears, a minimum annual royalty of $25,000 less any amount of overriding royalty paid to Ramaco Royalty during the immediately preceding lease year.  The Company shall pay an overriding royalty to Ramaco Royalty equal to 2% of the GSP per ton, which may be recouped against the overriding royalty.

In addition to the foregoing agreements concerning the Elk Creek property, RCA and Resources entered into a mutual cooperation agreement, dated August 20, 2015. Under the mutual cooperation agreement, each party is required to notify the other in the event that such party acquires an interest in real property adjacent to or contiguous with the Elk Creek property, or which is reasonably possible to mine in connection with the Elk Creek property. RCA granted Resources (i) the option, subject to any third-party agreements which prohibit the exercise of such option, for a period of 10 years, to lease or sublease any real properties owned and/or leased by RCA in and around the Elk Creek property on pricing terms based on a formula set forth in the cooperation agreement, and (ii) a right of first refusal, subject to any third-party agreements which prohibit the exercise of such right, for a period of 10 years, to purchase, lease, sublease or license all or part of real property in and around the Elk Creek property that are owned and/or leased by RCA in which RCA has received a bona fide offer to purchase, lease or sublease such property from a third party. In exchange, Resources granted RCA (i) the option, for a period of three years, to purchase properties owned and/or leased by Resources in and around the Elk Creek property, and (ii) the right of first refusal, for a period of three years, to purchase properties owned and/or leased by Resources in and around the Elk Creek property that are owned and/or leased by Resources in which Resources has received a bona fide offer to purchase such property from a third party.

Berwind

By a sublease dated August 20, 2015, RCA subleased to Resources all of its rights under its lease with Berwind. The initial term of the sublease is five years and may be renewed in five-year increments until exhaustion of the mineable and merchantable coal located on the subleasehold premises. Under this sublease, Resources is obligated to pay Berwind Production Royalty equal to (i) the greater of $4.50 or 6.0% of the gross selling price for each ton of coal mined from the Pocahontas No. 4 seam and all splits thereof on, in, or under the subleasehold premises, (ii) the greater of $3.50 or 5.5% of the gross selling price for each ton of coal mined from the Pocahontas No. 3 seam and all splits thereof on, in, or under the subleasehold premises, and (iii) the greater of $3.00 or 5.0% of the gross selling price for each ton of coal mined from the Squire Jim seam and all splits thereof on, in, or under the subleasehold premises. In addition, Resources owes Berwind a minimum annual royalty in advance equal to $50,000 per year in lease years 1 and 2, $100,000 per year in lease years 3, 4, and 5 and $250,000 per year in lease years 6 and beyond. Resources also owes Berwind a customary wheelage fee equal to 0.5% of the gross sales price of coal mined elsewhere but transported over, under, across or through the lease premises. Under the sublease from RCA to us, we are further obligated to pay RCA a small overriding royalty payment, to which Berwind has agreed, which still reflects an aggregate royalty rate consistent with customary market royalty rates for deep mining. Finally, Resources may recoup $2 million against future Production Royalty payments to Berwind arising from a bonus payment made by RCA upon execution of its lease from Berwind; provided, however, such bonus payment may be recouped against future Production Royalty payments to Berwind at a rate equal to 25% of Production Royalty in excess of the annual minimum royalty.

By a sublease dated August 27, 2021, Ramaco Royalty subleased to Resources all of its rights under that certain Coal Mining Lease dated February 26, 2020 between Ramaco Royalty and Berwind (“Base Lease”).  The initial term of the sublease is five years and automatically extended thereafter for an additional 10 years with one-year extensions thereafter until exhaustion of the mineable and merchantable coal located on the subleased premises. Resources is required to comply with the terms of the Base Lease except for the payment of royalties, rentals and wheelage fees due the under the Base Lease, which shall be paid by Ramaco Royalty.  Under the sublease, Resources is obligated to pay Ramaco Royalty a Tonnage Royalty equal to 7% of GSP per ton and a Minimum Annual Royalty of $150,000 in advance.  Resources is entitled to fully recoup Minimum Annual Royalty against Tonnage Royalty otherwise due under the sublease.

In addition to the foregoing, RCA and Resources entered into a mutual cooperation agreement dated August 20, 2015. Under the mutual cooperation agreement, each party is required to notify the other in the event that such party acquires an interest in real property adjacent to or contiguous with the Berwind property, or which is reasonably possible to mine in connection with the Berwind property. RCA granted Resources (i) the option, subject to any third-party agreements which prohibit the exercise of such option, for a period of 10 years, to lease or sublease any real properties owned and/or leased by RCA in and around the Berwind property on pricing terms based on a formula set forth in the cooperation agreement, and (ii) a right of first refusal, subject to any third-party agreements which prohibit the exercise of such right, for a period of 10 years, to purchase, lease, sublease or license all or part of real property in and around the Berwind property that are owned and/or leased by RCA in which RCA has received a bona fide offer to purchase, lease or sublease such property from a third party. In exchange, Resources granted RCA (i) the option, for a period of three years, to purchase properties owned and/or leased by Resources in and around the Berwind property, and (ii) the right of first refusal, for a period of three years, to purchase properties owned and/or leased by Resources in and around the Berwind property that are owned and/or leased by Resources in which Resources has received a bona fide offer to purchase such property from a third party.

RAM Mine

By an amended and restated lease dated August 20, 2015, RAMACO Northern Appalachia, LLC (“RNA”) and RAM Farms, LLC (“RF”) leased their coal and surface rights, respectively, in and around the RAM Mine property to RAM Mining, LLC (“RAM”). The initial term of this lease is 12 years and expires on August 20, 2027; provided, however, the initial term of this lease shall be automatically extended for ten years from the date when RAM pays to RNA its first payment of Minimum Monthly Royalty (which is specified below). In any event, this lease may be renewed until exhaustion of all mineable and merchantable coal from the premises. RAM is required to pay RNA a tonnage royalty equal to the greater of $2.50 or 5.0% of the gross selling price for each ton of coal mined in, on, or under the premises and sold. In addition to the foregoing tonnage royalty payments, RAM is obligated to pay certain minimum annual royalty payments to RNA and certain surface rentals to RF. Each year, RAM shall pay to RNA $100,000 as minimum annual royalty which is fully recoupable against future tonnage royalty due under the lease, and shall pay to RF $12,000 as surface rental which is not recoupable against future tonnage royalty due under this lease. After RAM obtains all necessary permits, consents and other governmental authorizations to conduct coal mining operations on the RAM Mine property, the annual minimum royalty payment due to RNA shall increase from $100,000 to $500,000. This is expected to occur in 2020. In addition, RAM must pay to some of RNA’s predecessors-in-interest overriding royalty payments equal to $0.50 per ton of coal mined from the premises and a $1,250,000 bonus payment upon obtaining all governmental consents, permits and authorizations necessary to commence mining operations on the premises. Finally, RAM is obligated to pay RNA a wheelage fee equal to 0.5% of the gross sales price of coal mined elsewhere but transported under, over, across or through the leasehold premises.

In addition to the foregoing, RNA and RAM entered into a mutual cooperation agreement, dated August 20, 2015. Under the mutual cooperation agreement, each party is required to notify the other in the event that such party acquires an interest in real property that is located in the Commonwealth of Pennsylvania and contains coal or mining rights. RNA granted RAM (i) the option, subject to any third-party agreements which prohibit the exercise of such option, for a period of 10 years, to lease or sublease any real properties owned and/or leased by RNA in Commonwealth of Pennsylvania, on pricing terms based on a formula set forth in the cooperation agreement, and (ii) a right of first refusal, subject to any third-party agreements which prohibit the exercise of such right, for a period of 10 years, to purchase, lease, sublease or license all or part of real property in and around the Commonwealth of Pennsylvania that are owned and/or leased by RNA in which RNA has received a bona fide offer to purchase, lease or sublease such property from a third party. In exchange, RAM granted RNA (i) the option, for a period of three years, to purchase properties owned and/or leased by RAM in the Commonwealth of Pennsylvania, and (ii) the right of first refusal, for a period of three years, to purchase properties owned and/or leased by RAM in Commonwealth of Pennsylvania that are owned and/or leased by RAM in which RAM has received a bona fide offer to purchase such property from a third party.

Services Agreement

Under a mutual services agreement, dated December 22, 2017 and effective as of March 31, 2017, the Company and Ramaco Coal, LLC agreed to share the services of certain of each company’s employees. Each party will pay the other a fee on a quarterly basis for such services calculated as the annual base salary of each employee providing services multiplied by the percentage of time each employee spent providing services for the other party. The services will be provided for 12-month terms, but may be terminated by either party at the end of any 12-month term by providing written notice at least 30 days prior to the end of the then-current term.

Corporate Guarantees

Pursuant to a corporate guaranty dated August 20, 2015, Ramaco Coal, LLC absolutely and unconditionally guaranteed to Ramaco Development, LLC (“Ramaco Development”) the performance of RAM Mining, LLC, RNA, RF and RCA under each of the agreements listed above in this section entitled “Historical Transactions With Affiliates” (collectively, the “Mining Agreements”).

Pursuant to a corporate guaranty dated August 20, 2015, Ramaco Development absolutely and unconditionally guaranteed to Ramaco Coal, LLC the performance of RAM and Resources under the Mining Agreements.

Indemnification Agreement

Pursuant to an Indemnification Agreement dated August 20, 2015, by and between Ramaco Coal, LLC and Ramaco Development, Ramaco Development agreed to indemnify and hold harmless Ramaco Coal, LLC for obligations arising under or in connection with those certain permits, consents, agreements and other governmental authorizations identified therein.

Transactions with Mr. Bauersachs

In connection with Mr. Bauersachs’ resignation as President, Chief Executive Officer and Director, which was effective December 31, 2020, the Company entered into a separation and consulting agreement with Mr. Bauersachs. For additional information please see “Executive Compensation Tables—Bauersachs Separation and Consulting Agreement.”

DIRECTOR COMPENSATION

The Compensation Committee of the Board oversees fee levels and other elements of compensation for Ramaco Resources’ directors.

During 2021, Messrs. Cryder, Whiting, Christian, Frischkorn, Jones and Graney received a monthly retainer of $12,500 in the form of cash, as well as discretionary grants of restricted stock. All members of the Board are reimbursed for reasonable costs and expenses incurred in attending meetings of the Board. Mr. Cryder’s service on our Board ended on June 23, 2021.

Messrs. Christian, Cryder, Whiting, Frischkorn, Jones and Graney were each granted a restricted stock award on February 16, 2021 under the Ramaco Resources, Inc. Long-Term Incentive Plan (the “Long-Term Incentive Plan”) of 31,950 shares of common stock, which shares fully vested on December 31, 2021. In addition, Messrs. Christian, Whiting, Frischkorn, Jones, Graney and Ms. Giacometto were each granted a restricted stock award on February 16, 2022 under the Long-Term Incentive Plan of 8,489 shares of common stock, which shares fully vest on December 31, 2022.

Director Compensation Table

The table below and the narrative in the footnote provide compensation amounts for our non-employee directors for 2021 as well as additional material information in connection with such amounts. For summary information on the provision of the plans and programs, refer to the “Director Compensation” discussion immediately preceding this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Richard M. Whiting	150,000	139,622	289,622
Patrick C. Graney, III	150,000	139,622	289,622
C. Lynch Christian, III	150,000	139,622	289,622
Bruce E. Cryder (2)	72,083	139,622	211,705
David E. K. Frischkorn, Jr.	143,145	139,622	282,767
E. Forrest Jones, Jr.	143,145	139,622	282,767
Jennifer Gray (3)	0	0	0
Mahmud Riffat (3)	0	0	0
Bryan H. Lawrence	0	0	0
Tyler Reeder (4)	0	0	0
Peter Leidel	0	0	0

(1)	Reported amounts in the table represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Each independent director then in office as of February 16, 2021 received an annual value-based stock award under our Ramaco Resources, Inc. Long-Term Incentive Plan.
(2)	Mr. Cryder’s service on our Board ended on June 23, 2021.
(3)	Ms. Gray and Mr. Riffat’s service on our Board ended on December 27, 2021.
(4)	Mr. Reeder’s service on our Board ended on February 16, 2021.

STOCK OWNERSHIP

The following table shows stock ownership of (a) each person who is known to us to own beneficially more than 5% of Ramaco Resources’ common stock, based solely on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, and (b) each director or nominee for director, the Chief Executive Officer, the Chief Financial Officer, the other executive officers for whom we are providing detailed compensation information under “Executive Compensation Tables” and our current executive officers and directors as a group. Information for the executive officers and directors is given as of April 25, 2022 except as otherwise indicated. As of April 25, 2022, the Company had 44,273,388 shares of common stock issued, outstanding, and eligible to vote. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and, except as otherwise indicated, the respective holders have sole voting and investment powers over such shares.

All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or Named Executive Officers (as defined below), as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Ramaco Resources, Inc., 250 West Main Street, Suite 1800, Lexington, Kentucky 40507. The address for Yorktown is 410 Park Avenue, Suite 1900, New York, New York 10022

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number(2)%
Five Percent Stockholders:
Yorktown Energy Partners IX, L.P.(3)	7,609,440	17.19%
Yorktown Energy Partners X, L.P.(4)	3,692,881	8.34%
Yorktown Energy Partners XI, L.P.(5)	5,587,127	12.62%
Directors and NEOs:
Randall W. Atkins (6)	3,447,728	7.71%
Christopher L. Blanchard	554,476	*
Jeremy Sussman	474,396	*
Bryan H. Lawrence (7)	17,008,984	38.42%
Peter Leidel (7)	16,965,278	38.32%
Richard M. Whiting	120,895	*
Patrick C. Graney, III	182,895	*
C. Lynch Christian III	84,476	*
David E. K. Frischkorn, Jr.	40,439	*
E. Forrest Jones	40,439	*
Aurelia Skipwith Giacometto	8,489	*
All directors and current executive officers as a group (11 persons (8))	22,039,047	49.78%

*	Represents less than 2%
(1)	Pursuant to Rule 13d‑3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days.
(2)	The number of shares beneficially owned by each person or group as of April 25, 2022 includes shares of common stock that such person or group has the right to acquire within 60 days of April 25, 2022, including upon the exercise of options to purchase common stock or the vesting of restricted stock awards.

(3)	Number of shares based on a Schedule 13D filed with the SEC on May 29, 2019, as amended from time to time, Rule 144 sale information and other public beneficial ownership reports for Yorktown Energy Partners IX, L.P. available to the Company. Such filings indicate that Yorktown Energy Partners IX, L.P. has shared voting power with respect to 7,609,440 shares and shared dispositive power with respect to 7,609,440 shares. Yorktown IX Company LP is the sole general partner of Yorktown Energy Partners IX, L.P. Yorktown IX Associates LLC is the sole general partner of Yorktown IX Company LP. As a result, Yorktown IX Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the common stock owned by Yorktown Energy Partners IX, L.P. Yorktown IX Company LP and Yorktown IX Associates LLC disclaim beneficial ownership of the common stock held by Yorktown Energy Partners IX, L.P. in excess of their pecuniary interest therein.
(4)	Number of shares based on a Schedule 13D filed with the SEC on February 21, 2017. Such filing indicates that Yorktown Energy Partners X, L.P. has shared voting power with respect to 3,692,881 shares and shared dispositive power with respect to 3,692,881 shares. Yorktown X Company LP is the sole general partner of Yorktown Energy Partners X, L.P. Yorktown X Associates LLC is the sole general partner of Yorktown X Company LP. As a result, Yorktown X Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the common stock owned by Yorktown Energy Partners X, L.P. Yorktown X Company LP and Yorktown X Associates LLC disclaim beneficial ownership of the common stock held by Yorktown Energy Partners X, L.P. in excess of their pecuniary interest therein.
(5)	Number of shares based on a Schedule 13D filed with the SEC on February 21, 2017. Such filing indicates that Yorktown Energy Partners XI, L.P. has shared voting power with respect to 5,587,127 shares and shared dispositive power with respect to 5,587,127 shares. Yorktown XI Company LP is the sole general partner of Yorktown Energy Partners XI, L.P. Yorktown XI Associates LLC is the sole general partner of Yorktown XI Company LP. As a result, Yorktown XI Associates LLC may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the common stock owned by Yorktown Energy Partners XI, L.P. Yorktown XI Company LP and Yorktown XI Associates LLC disclaim beneficial ownership of the common stock held by Yorktown Energy Partners XI, L.P. in excess of their pecuniary interest therein.
(6)	Includes options to purchase 468,712 shares of common stock.
(7)	Because of the relationship of Messrs. Lawrence and Leidel to Yorktown Energy Partners IX, L.P., Yorktown Energy Partners X, L.P., and Yorktown Energy Partners XI, L.P. (the “Yorktown Funds”), Messrs. Lawrence and Leidel may be deemed indirect beneficial owners of the 16,889,448 shares of common stock owned by the Yorktown Funds. Pursuant to applicable reporting requirements, Messrs. Lawrence and Leidel are reporting indirect beneficial ownership of the entire amount of the common stock owned by the Yorktown Funds but they disclaim beneficial ownership of such shares.
(8)	Does not include Jennifer Gray, Tyler Reeder or Mahmud Riffat, who are no longer directors of the Company.

EXECUTIVE OFFICERS

Name and Principal Position	Age	Position
Randall W. Atkins	69	Chief Executive Officer, Director and Chairman of the Board
Jeremy R. Sussman	39	Chief Financial Officer
John C. Marcum	58	Chief Accounting Officer
Christopher L. Blanchard	47	Chief Operating Officer
Jason T. Fannin	48	Chief Commercial Officer
Barkley J. Sturgill, Jr.	57	General Counsel and Secretary

Biographical information for Mr. Atkins is set forth in this Proxy Statement under the heading “Item 1: Election of Directors.”

Jeremy R. Sussman. Jeremy R. Sussman has served as our Chief Financial Officer since May 2019. Mr. Sussman has an extensive knowledge of the coal industry through his work over many years as one of the leading mining industry analysts on Wall Street. Most recently, Mr. Sussman served as Managing Director – Mining and Metals at Clarksons Platou Securities (“Clarksons”). Mr. Sussman had worked at Clarksons since April 2013. Prior to that Mr. Sussman had worked as a research analyst focusing on the coal space in a variety of other sell-side and buy-side firms. Mr. Sussman graduated from Georgetown University’s McDonough School of Business in 2005.

John C. Marcum. John C. Marcum has served as our Chief Accounting Officer since July 2, 2019. Prior to joining Ramaco Resources in 2018 as Controller, Mr. Marcum served as Vice President of Accounting for Alpha Natural Resources. Mr. Marcum previously held a variety of accounting and finance management positions with Massey Energy, Magnum Coal, and Arcelor Mittal Princeton Mining. Mr. Marcum holds a B.B.A. in Accountancy from Marshall University and a M.B.A. from Morehead State University.

Christopher L. Blanchard. Chris Blanchard has served as our Chief Operating Officer since December 2017. Mr. Blanchard previously served as an independent contractor to the Company through his company. Prior to that he served as Vice President – Operations and Development for Cutlass Collieries, LLC, a Cline Group Company, in Nova Scotia, Canada, and as the Director of Operations Support for an Alpha Natural Resources subsidiary. Mr. Blanchard was previously President of a subsidiary of Massey Energy Company operating the Upper Big Branch mine in April 2010 at the time of an explosion. Mr. Blanchard was not charged in connection with the incident. Mr. Blanchard received his Bachelor of Science in Mining Engineering from Virginia Polytechnic Institute. Mr. Blanchard also holds a M.B.A. from the University of Charleston and a Master of Science in Systems Engineering from Missouri University of Science and Technology.

Jason T. Fannin. Jason Fannin has served as our Chief Commercial Officer since February 2021 and as Senior Vice President and Chief Marketing Officer since April 2020. Prior to that, Mr. Fannin held a variety of sales and marketing positions with Contura Energy, Alpha Natural Resources, and AMCI Resources. Mr. Fannin holds Bachelor of Science degrees in both chemical engineering and chemistry from the West Virginia Institute of Technology and earned his law degree, summa cum laude, from the Appalachian School of Law.

Barkley J. Sturgill, Jr. Barkley Sturgill has served as our General Counsel and Secretary since August 2020. Prior to joining Ramaco Resources, he had spent the past fourteen years at Arch Resources, Inc. (“Arch”) as its Assistant General Counsel. Prior to Arch, Mr. Sturgill served as Chief Legal Counsel for the coal operations of The Brink’s Company, and Senior Corporate Counsel for Massey Energy Company. He spent his early career in private practice, including as a charter shareholder for Kentucky firm of Fitzpatrick, Osborne & Sturgill, PSC where he focused primarily on mineral and coal-related matters. Mr. Sturgill holds a Bachelor of Arts degree from Washington & Lee University and earned his law degree from the Chase College of Law at Northern Kentucky University.

EXECUTIVE COMPENSATION TABLES

As an “emerging growth company,” we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended. These rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These officers are referred to as our “Named Executive Officers” or “NEOs.” The following tables show compensation information for our NEOs for the two-year period ended December 31, 2021.

Summary Compensation Table for 2021

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Other(3) ($)	Total ($)
Randall W. Atkins	2021	600,000	1,650,000	2,094,248	—	11,600	4,355,840
Chief Executive Officer, Director and Chairman of the Board(4)	2020	540,000	620,000	1,350,000	—	11,400	2,521,400
Jeremy Sussman Chief Financial Officer	2021	430,000	950,000	900,526	—	11,600	2,292,126
Christopher L. Blanchard	2021	430,000	950,000	900,526	—	11,600	2,292,126
Chief Operating Officer	2020	378,000	435,000	567,000	—	11,400	1,391,400

(1)	Reported amounts in the table represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
(2)	No stock options were granted during 2021 or 2020.
(3)	Other represents the employer contributions to the Named Executive Officer’s 401(k).
(4)	Mr. Atkins received no additional compensation for serving on the Board.

Narrative Disclosure to the Summary Compensation Table

For 2021, the principal elements of compensation provided to the Named Executive Officers were base salaries, cash bonuses and awards of our common stock.

Base Salary. Base salaries for our Named Executive Officers during 2021 were generally set at levels deemed by the Board as necessary to attract and retain qualified individuals with superior talent commensurate with their relative expertise and prior experience. When establishing the base compensation for our Named Executive Officers during 2021, the Board specifically considered our stage of development at that time as well as each of our Named Executive Officers’ duties and responsibilities.

Annual Cash Bonus. Annual cash bonuses are used to motivate and reward our Named Executive Officers. For fiscal year 2021, the annual cash bonuses are discretionary and will be determined by our Compensation Committee, after considering both individual and Company performance. Various considerations, such as Company EBITDA, safety and individual performance, will be used in determining the annual cash bonuses for our Named Executive Officers in respect of the 2021 fiscal year.

Stock Awards. Grants of restricted stock were made to our Named Executive Officers on February 16, 2021, which awards will vest on June 30, 2024, subject to the continued service of such Named Executive Officer. The Company believes that the stock awards are an appropriate reward for the Company’s continued growth and expansion and further align the interests of our Named Executive Officers with the long-term interests of the Company’s stockholders. In addition, grants of restricted stock units and performance stock units were made to our Named Executive Officers on February 16, 2022. The restricted stock units vest in three equal annual installments beginning December 31, 2022 and the performance stock units vest upon our common stock achieving a specified total shareholder return for a measurement period.

Outstanding Equity Awards At Fiscal Year-End 2021

The following table provides information regarding the outstanding equity awards held by our NEOs as of December 31, 2021. The closing stock price on the NASDAQ on December 31, 2021 was $13.60.

		Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)
Randall W. Atkins	468,712	—	5.34	08/31/2026	1,148,929	15,625,434
Jeremy Sussman	—	—	—	—	468,146	6,366,786
Christopher L. Blanchard	—	—	—	—	487,344	6,627,878
Executive Group	—	—	—	—	438,276	5,960,554
Non-Executive Director Group	—	—	—	—	—	—
Non-Executive Officer Employee Group	—	—	—	—	529,379	7,199,554

(1)	Outstanding stock awards will fully vest on the following dates:

Grant Date	Type of Stock Award	Vesting Date	Atkins	Sussman	Blanchard
1/29/2019	Stock Award	6/30/2022	228,520	73,126	95,980
12/10/2019	Stock Award	6/30/2022	—	3,656	—
2/18/2020	Stock Award	6/30/2023	441,176	185,294	185,294
2/16/2021	Stock Award	6/30/2024	479,233	206,070	206,070

Potential Payments upon Change in Control or Termination

On April 27, 2020, our Compensation Committee adopted the Ramaco Resources, Inc. Change in Control and Severance Plan (the “Severance Plan”). The Severance Plan provides for severance benefits to our Named Executive Officers and other selected officers who enter into participation agreements under the Severance Plan, and who are not parties to any separate individual agreement providing for severance benefits upon a termination of employment or change in control benefits (other than as provided in an equity award agreement).

Severance benefits are determined based on a participant’s “tier” and whether the qualifying termination of employment occurs during the period beginning 90 days before and ending 24 months after the date of a change in control (the “protected period”). Our Chief Executive Officer is designated as a tier 1 participant, and our other selected executives are designated as tier 2 participants.

If a participant is terminated without cause by us at a time other than within the protected period, the participant will be entitled to receive:

●	a lump sum cash payment equal to (i) the sum of (A) the participant’s base salary plus (B) the greater of (x) such participant’s target bonus under our annual bonus plan for the year of termination and (y) the average annual bonus paid to such participant for the past three calendar years preceding the year of termination, multiplied by (ii) 2.0 in the case of a tier 1 or tier 2 participant, or multiplied by 1.0 in the case of a tier 3 participant (the “Severance Multiple”);
●	a lump sum cash payment equal to a prorated portion of the participant’s target bonus for the year in which the termination occurs;
●	accelerated vesting of time-based equity or equity-based awards;
●	subject to the participant’s election, continued medical, dental and vision coverage under COBRA at a monthly premium cost to the participant that is no greater than the cost paid by the participant immediately prior to his or her termination, for a period of up to 18 months; and
●	a lump sum cash payment equal to the employer matching contribution that would be made by us under the terms of our 401(k) plan as if the participant had elected to contribute the maximum amount allowable into our 401(k) plan over a period of 24 months.

In addition, if a participant is terminated involuntarily by us without cause during the protected period, or the participant resigns his or her employment for good reason during the protected period, then the participant will be entitled to receive the same severance benefits summarized above, except that the Severance Multiple increases to 2.5 in the case of tier 1 and tier 2 participants, and to 1.5 in the case of tier 3 participants.

Benefits under the Severance Plan are subject to the participant’s execution of an effective release of claims and compliance with certain restrictive covenants, including non-competition and non-solicitation restrictions that apply for 12 months after termination.

On August 31, 2016, stock options were granted to Messrs. Atkins and Bauersachs under our predecessor Ramaco Development’s 2016 Membership Unit Option Plan. The options granted to Messrs. Atkins and Bauersachs vested in full and were converted into options under our Long-Term Incentive Plan in connection with our initial public offering.

Our Long-Term Incentive Plan provides that in the event of a change in control or other changes in us or our common stock, the Board may, in its discretion, (i) accelerate the time of exercisability of an award, (ii) require awards to be surrendered in exchange for a cash payment (including canceling a stock option or stock appreciation right for no consideration if it has an exercise price or grant price less than the value paid in the transaction), (iii) cancel awards that remain subject to a restricted period as of the date of the change in control or other event without payment or (iv) make any other adjustments to awards that the Board deems appropriate to reflect the applicable transaction or event.

Bauersachs Separation and Consulting Agreement

On December 31, 2020, the Company entered into a Separation and Consulting Agreement (the “Separation Agreement”) with Mr. Bauersachs, who resigned as President and Chief Executive Officer and as a director effective as of December 31, 2020 (the “Resignation Date”). In connection with Mr. Bauersachs’ resignation, to ensure an orderly transition, Mr. Bauersachs will consult with the Company from the Resignation Date through December 31, 2022. For these services, Mr. Bauersachs will be entitled to receive a payment of $200,000 per annum and continued vesting in all restricted stock awards previously issued to Mr. Bauersachs under the Ramaco Resources, Inc. Long-Term Incentive Plan that remain outstanding as of the Resignation Date. The agreement includes a waiver of rights to benefits under the Company’s Severance Plan, including the right to accelerated vesting. The agreement also includes a 2-year non-competition and non-solicitation provision.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to our Long-Term Incentive Plan as of December 31, 2021, the only equity compensation plan in effect as of December 31, 2021, which was approved by our existing shareholders prior to our initial public offering.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	937,424	$5.34	1,900,654
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	937,424	$5.34	1,900,654

(1)	The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards and performance awards. The shares remaining available for issuance generally may be used for any of these types of awards.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility for independent oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Ramaco Resources. The Audit Committee is responsible for the appointment, compensation, retention, oversight and evaluation of the independent external audit firm retained to audit Ramaco Resources’ financial statements. Further description of the Audit Committee’s responsibilities is provided in the Audit Committee Charter available at www.ramacoresources.com.

The Audit Committee is composed of three directors, each of whom is independent as defined by the NASDAQ listing standards. The relevant experience and qualifications of the directors are set forth in director biographies included in this Proxy Statement. After reviewing qualifications and evaluating independence and past performance, the Audit Committee retained the registered accounting firm of Briggs & Veselka Co. (“BV”), which joined Crowe LLP (“Crowe”) on January 1, 2022, as the Company’s independent auditor (the “independent auditor”).  As disclosed in the Company’s Current Report on Form 8-K dated as of April 20, 2022, the Company notified Crowe of its dismissal, effective April 14, 2022. Crowe served as the auditors of the Company’s financial statements for the period from January 21, 2022 through April 14, 2022. On April 19, 2022, the Company, with the approval of the Audit Committee, engaged MCM CPAs & Advisors LLP (“MCM”) as the Company’s independent registered public accounting firm in order to audit, and express an opinion on, the financial statements of the Company for the year ending December 31, 2022.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditor a formal written statement describing all relationships between the independent auditor and its representatives and Ramaco Resources that might reasonably be thought to bear on the auditor’s independence consistent with applicable Public Company Accounting Oversight Board (“PCAOB”) requirements and (b) discussed with the independent auditor any relationships that may impact the objectivity and independence of the independent auditor. The Audit Committee reviewed with the independent auditor the audit plans, audit scope and identification of audit risks. The Audit Committee discussed and reviewed with the independent auditor all communications and other matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission (“SEC”), including those described in PCAOB Auditing Standard No. 16, as amended (Communication with Audit Committees).

The Audit Committee established a practice to meet at least once per year with the Compensation Committee and the Environment and Health and Safety Committee, currently charged with oversight of management’s response to the risks related to the Coronavirus and cyber security, to review the material issues before these Committees and the practices of the Committees in responding thereto, particularly as they relate to enterprise risk.

Management has the responsibility for the preparation of Ramaco Resources’ financial statements and for its internal controls and has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The independent auditor has the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of Ramaco Resources as of and for the fiscal year ended December 31, 2021, separately and together with management and the independent auditor. The Audit Committee also reviewed and discussed, separately and together with management and the independent auditor, management’s report on internal control over financial reporting and the independent auditor’s examination of and report on the quality and adequacy of Ramaco Resources’ internal financial controls and reporting and the testing of those controls.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the Board that Ramaco Resources’ audited financial statements for the fiscal year ended December 31, 2021, be included in its Annual Report on Form 10-K for filing with the SEC.

Richard M. Whiting, Chairman C. Lynch Christian III David E.K. Frischkorn, Jr.

APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

On January 1, 2022, the partners and professional staff of BV, which was engaged as the independent registered public accounting firm of the Company, joined Crowe. As a result of this transaction, BV resigned as the Company's independent registered public accounting firm on January 20, 2022. On January 21, 2022, following the resignation of BV, the Company, through and with the approval of its Audit Committee, appointed Crowe as its independent registered public accounting firm.

The reports of BV on the financial statements of the Company for the fiscal years ended December 31, 2020 and 2019 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2020 and 2019 and through January 20, 2022, there were no disagreements between the Company and BV on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BV, would have caused BV to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements. During the Company’s past fiscal years ended December 31, 2020 and 2019 and the interim period through January 20, 2022, BV did not advise the Company of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K. During the fiscal year ended December 31, 2021 and the subsequent interim period through April 14, 2022, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except that, as previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, there was a material weakness for the fiscal year ended December 31, 2021 in the Company’s internal control over financial reporting related to information technology general controls (“ITGCs”) in the areas of user access and certain automated and manual business process controls that are dependent on the affected ITGCs. This material weakness did not result in any material misstatement of the Company’s consolidated financial statements for the periods presented. This reportable event was discussed among the Audit Committee and Crowe. Crowe has been authorized by the Company to respond fully to the inquiries of the successor independent registered public accounting firm concerning this reportable event.

The Company provided BV with a copy of its Current Report on Form 8-K prepared in accordance with Item 304(a) of Regulation S-K prior to its filing with the Securities and Exchange Commission and requested that BV furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter from BV was filed in the Company’s Current Report on Form 8-K dated January 24, 2022, as Exhibit 16.1 thereto.

During the Company’s two most recently completed fiscal years and the interim period through the date of engagement of Crowe, neither the Company nor anyone on behalf of the Company consulted with Crowe regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

PRINCIPAL ACCOUNTING FIRM FEES

As disclosed in the Company’s Current Report on Form 8-K dated as of April 20, 2022, the Company notified Crowe of its dismissal, effective April 14, 2022, as the Company’s independent registered public accounting firm. Crowe served as the auditors of the Company’s financial statements for the period from January 21, 2022 through April 14, 2022. On April 19, 2022, the Company, with the approval of the Audit Committee, engaged MCM as the Company’s independent registered public accounting firm in order to audit, and express an opinion on, the financial statements of the Company for the year ending December 31, 2022.

The Company does not expect that representatives of MCM will be present at the Annual Meeting.

Aggregate fees related to services provided to Ramaco Resources for the fiscal years ended December 31, 2021 and 2020 by Ramaco Resources’ principal accounting firm, Crowe (and Crowe’s predecessor, BV), are set forth below.

	Year Ended December 31,
	2021	2020
Audit fees(1)	$ 331,913	$ 321,750
Audit-related fees	—	—
Total audit and audit-related fees	331,913	321,750
Tax fees	—	—
All other fees(2)	40,000	—
Total fees	$ 371,913	$ 321,750

(1)	For 2021 and 2020, amounts include fees for services provided by the principal accounting firm relating to the integrated audit for financial statements, statutory audits, attest services and regulatory filings.
(2)	For 2021, amount includes fees for services provided by the principal accounting firm relating to the Company’s S-1 Registration Statement

Audit Committee Policies and Procedures for Preapproval of Audit and Non-Audit Services

The Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided our independent registered public accounting firm. The policy requires that all services our independent registered public accounting firm provides to us be pre-approved by the Audit Committee. The Audit Committee approved all services provided by Crowe during 2021.

During 2021, no preapproval requirements were waived for services included in the Audit-related fees caption of the fee table above pursuant to the limited waiver provisions in applicable rules of the SEC.

GENERAL INFORMATION

In accordance with the SEC’s “notice and access” model, we are providing our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2021 to you online with paper copies available, free of charge, upon request. On or about April 29, 2022, we will begin mailing a Notice of Internet Availability of Proxy Materials detailing how to access the proxy materials electronically and how to submit your proxy via the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials and proxy card or voting instruction form, as applicable.

The Proxy Statement and proxy card are being furnished at the direction of the Board of Directors. We will pay all solicitation costs. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers and employees may solicit proxies by telephone and personal contact.

The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Shareholder Proposals for 2023 Annual Meeting

We intend to file a proxy statement with the SEC in connection with the Board’s solicitation of proxies for our 2023 Annual Meeting of Shareholders. Unless the Board determines otherwise, the 2023 Annual Meeting of Shareholders will be held on June 23, 2023.

Any shareholder who intends to present a proposal at the 2023 Annual Meeting of Shareholders and who requests inclusion of the proposal in Ramaco Resources’ Proxy Statement and form of proxy in accordance with SEC Rule 14a-8 must file such proposal with us at our principal executive offices (Ramaco Resources Inc., 250 West Main Street, Suite 1800, Lexington, Kentucky 40507) no later than the close of business on December 30, 2022.

For shareholder proposals to be introduced for consideration at the 2023 Annual Meeting of Shareholders other than pursuant to Rule 14a-8, such proposals or notice of nominations must be received by the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day before, and not later than the close of business on the 90th day prior to, June 23, 2023. Accordingly, any such notice must be received no earlier than February 23, 2023, and no later than March 25, 2023, and must otherwise satisfy the requirements of our Bylaws.

In the event the date of the 2023 Annual Meeting of Shareholders is more than 30 days before or 60 days after June 23, 2023, notice by the shareholder to be timely must be so received not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers and any persons who own more than ten percent of our equity securities to file reports of ownership and changes in ownership with the SEC. All directors, officers and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports filed. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations of our officers and directors, during 2021, all Section 16(a) reports applicable to our officers and directors were filed on a timely basis.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and notice may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Secretary either by calling (859) 244-7455 or by mailing a request to Attn: Secretary, 250 West Main Street, Suite 1800, Lexington, Kentucky 40507. Upon written or oral request to the Secretary, we will promptly provide a separate copy of the Annual Report and this Proxy Statement and notice. In addition, shareholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of Proxy Statements may request to receive a single Notice of Internet Availability or a single copy of Proxy Statements in the future in the same manner as described above.

Annual Report to Shareholders

The Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2021, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

Randall W. Atkins Chief Executive Officer and Chairman of the Board of Directors
April 29, 2022

VIEW MATERIALS & VOTE w SCAN TO RAMACO RESOURCES, INC. 250 WEST MAIN STREET SUITE 1800 LEXINGTON, KY 40507 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 22, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/METC2022 You may attend the meeting via the Internet and vote during the meeting. You will need the 16-digit control number that is printed in the box marked by the arrow and follow the instructions VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 22, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D80944-P73489 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. RAMACO RESOURCES, INC. The Board of Directors recommends you vote FOR the following: 1. Election of directors For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! 1a. Randall W. Atkins 1b. E. Forrest Jones, Jr. 1c. Richard M. Whiting NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2022 Annual Report are available at www.proxyvote.com D80945-P73489 RAMACO RESOURCES, INC. Annual Meeting of Shareholders June 23, 2022 1:30 PM ET This proxy is solicited on behalf of the Board of Directors The shareholder(s) hereby appoint(s) Richard M. Whiting as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to act and vote, as designated on the reverse side of this ballot, all of the shares of common stock of RAMACO RESOURCES, INC. that the shareholder(s) is/are entitled to vote at the Virtual Annual Meeting of Shareholders to be held at 1:30 PM, ET on June 23, 2022, via live webcast at www.virtualshareholdermeeting.com/METC2022, and any adjournment or postponement thereof. Receipt of the Notice & Proxy Statement dated April 29, 2022, is acknowledged. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side